Exhibit 99.2

FANGDA PARTNERS

上海 Shanghai • 北京 Beijing • 深圳 Shenzhen • 香港 Hong Kong

http://www.fangdalaw.com

	电子邮件	E-mail:	email@fangdalaw.com
中国上海市南京西路1266号	电 话	Tel.:	86-21-2208-1166
恒隆广场一期32楼	传 真	Fax:	86-21-5298-5577
邮政编码：200040	文 号	Ref.:	13CF542

32/F Plaza 66 Tower 1
1266 Nanjing West Road
Shanghai 200040, PRC

To: Leju Holdings Limited

15/F, Shoudong International Plaza

No. 5 Building, Guangqu Home

Dongcheng District, Beijing 100022

People’s Republic of China

April 4, 2014

Re:                             Legal Opinion regarding certain PRC Law Matters

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and are qualified to issue this legal opinion on the laws and regulations of the PRC (this “Opinion”).

We have acted as the PRC legal counsel to Leju Holdings Limited (the “Company”) solely in connection with (A) the Company’s registration statement on Form F-1 including all amendments or supplements thereto (the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, on March 12, 2014, relating to the initial public offering by the Company of a certain number of the Company’s American depositary shares (the “ADSs”), each representing a certain number of ordinary shares of par value US$0.001 per share of the Company, and (B) the proposed listing and trading of the Company’s ADSs on the New York Stock Exchange (the “Offering”).

In rendering this Opinion, we have examined the originals or copies of the documents provided to us by the Company and such other documents, corporate records, certificates issued by the Governmental Agencies (as defined below) or officers of the Company and/or the PRC Group Entities (as defined below) and other instruments (the “Documents”) as we have considered necessary, advisable or desirable for the

Purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements listed in Appendix A hereof (the “VIE Agreements”).

In our examination of the Documents and for purpose of rendering this Opinion, we have assumed without further inquiry or investigation: (A) the genuineness of all signatures, seals and chops; (B) the authenticity of all Documents submitted to us as originals and the conformity with the authentic originals of the Documents submitted to us as copies; (C) that the Documents submitted to us remain in full force and effect up to the date of this Opinion, and have not been revoked, amended, revised, modified or supplemented except as otherwise indicated in such Documents; (D) the truthfulness, accuracy, fairness and completeness of all Documents as well as all factual statements in the Documents; (E) that all information provided to us by the Company and the PRC Group Entities in response to our inquiry for the purpose of this Opinion is true, accurate, complete and not misleading and that the Company and the PRC Group Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part; (F) that all parties other than the PRC Group Entities have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties; (G) that all parties other than the PRC Group Entities have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties; (H) that all Governmental Authorizations and other official statement or documentation are obtained from the competent Government Agencies by lawful means in due course and based on application documents without any untrue, incomplete, inaccurate or misleading statements; (I) that all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

I.                                        Definitions.

As used herein, (A) “Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, regulatory, or taxing authority or power of similar nature in the PRC; (B) “PRC Laws” mean all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC in effect and available to the public on the date of this Opinion; (C) “Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, registration, exemption, permission, endorsement, annual inspection, clearance, qualification or permit by, from or with any Governmental Agency pursuant to any PRC Laws; (D) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration of Industry and Commerce,

China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange on August 8, 2006, which became effective on September 8, 2006 and were further amended on June 22, 2009; (E) “WFOEs” means Shanghai SINA Leju Information Technology Co., Ltd. (“Shanghai SINA Leju”), Shanghai Yi Yue Information Technology Co., Ltd. (“Shanghai Yi Yue”) and Beijing Maiteng Fengshun Science and Technology Co., Ltd. (“Beijing Maiteng”); (F) “VIE Entities” means Beijing Yisheng Leju Information Services Co., Ltd. (“Beijing Leju”), Shanghai Yi Xin E-Commerce Co., Ltd. (“Shanghai Yi Xin”) and Beijing Jiajujiu E-Commerce Co., Ltd. (“Beijing Jiajujiu”); and (G) “PRC Group Entities” means the WFOEs and the VIE Entities.

II.                                   Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, as far as PRC Laws are concerned:

1.                                              Based on our understanding of the current PRC Laws, neither CSRC approval nor any other Governmental Authorization is required under the M&A Rules in the context of the Offering because the ownership structures of the Company’s PRC subsidiaries and consolidated VIE Entities were not established through acquisition of equity interests or assets of any PRC domestic company by foreign entities as defined under the M&A Rules. However, there are uncertainties regarding the interpretation and application of PRC Laws, and there can be no assurance that the Governmental Agencies will ultimately take a view that is not contrary to our opinion stated above.

2.                                              The ownership structures of the VIE Entities as disclosed under the captions “Prospectus Summary”, “Risk Factors — Risks Related to Our Corporate Structure”, “Corporate History and Structure” and “Related Party Transactions — Contractual Arrangements with Beijing Leju, Shanghai Yi Xin and Beijing Jiajujiu (the consolidated VIEs)” of the prospectus included in the Registration Statement are in compliance with PRC Laws. Each of the VIE Agreements has been duly authorized and executed by the parties thereto. Each of the VIE Agreements is valid, binding and enforceable in accordance with their respective terms under PRC Laws, and does not violate PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws, and there can be no assurance that the Governmental Agencies will ultimately take a view that is not contrary to our opinion stated above.

3.                                              The statements set forth in the Registration Statement under the caption “Taxation”, insofar as such statements set forth specific legal conclusions on PRC tax law matters and subject to the qualifications therein, such statements constitute our opinion on such matters.

This Opinion is subject to the following qualifications:

1.                                              This Opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (A) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally; (B) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights; (C) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, interest of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (D) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (E) any possible judicial discretion, discretion of arbitration tribunal or administrative action with respect to the availability of indemnifications, remedies, defenses or injunctive relief, the calculation of damages, the entitlement of attorneys’ fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

2.                                              This Opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies or arbitration tribunals in the interpretation or implementation of PRC Laws.

3.                                              This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. This Opinion is based on the PRC Laws and the interpretation and implementation thereof that are in effect as of the date of this Opinion. There is no guarantee that any of the PRC Laws, or the interpretation or implementation thereof, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

4.                                              This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part should be extracted and referred to independently.

This Opinion is delivered to the Company and solely for the purpose of and in connection with the Registration Statement publicly filed with the SEC.

We hereby consent to (A) the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement; and (B) the use of our firm’s name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulation”, “Related Party

Transactions”, “Taxation” and “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Fangda Partners

Appendix A

List of VIE Agreements

Beijing Leju:

(1)                   Exclusive call option agreement among Shanghai SINA Leju, Beijing Leju, Mr. Xudong Zhu and Mr. Zuyu Ding dated September 10, 2011;

(2)                   Loan agreement among Shanghai SINA Leju, Mr. Xudong Zhu and Mr. Zuyu Ding dated September 10, 2011;

(3)                   Shareholder voting rights proxy agreement among Shanghai SINA Leju, Beijing Leju, Mr. Xudong Zhu and Mr. Zuyu Ding dated September 10, 2011;

(4)                   Equity pledge agreement among Shanghai SINA Leju, Beijing Leju, Mr. Xudong Zhu and Mr. Zuyu Ding dated September 10, 2011; and

(5)                   Exclusive technical support agreement between Shanghai SINA Leju and Beijing Leju dated May 8, 2008.

Shanghai Yi Xin:

(1)                   Exclusive call option agreement among Shanghai Yi Yue, Shanghai Yi Xin, Mr. Zuyu Ding and Mr. Weijie Ma dated December 8, 2011;

(2)                   Loan agreement among Shanghai Yi Yue, Mr. Zuyu Ding and Mr. Weijie Ma dated September 20, 2011;

(3)                   Shareholder voting rights proxy agreement among Shanghai Yi Yue, Shanghai Yi Xin, Mr. Zuyu Ding and Mr. Weijie Ma dated December 8, 2011;

(4)                   Equity pledge agreement among Shanghai Yi Yue, Shanghai Yi Xin, Mr. Zuyu Ding and Mr. Weijie Ma dated December 8, 2011; and

(5)                   Exclusive technical support agreement between Shanghai Yi Yue and Shanghai Yi Xin dated December 5, 2011.

Beijing Jiajujiu:

(1)                   Exclusive call option agreement among Beijing Maiteng, Beijing Jiajujiu, Mr. Zuyu Ding and Mr. Weijie Ma dated April 1, 2012;

(2)                   Loan agreement among Beijing Maiteng, Mr. Zuyu Ding and Mr. Weijie Ma dated February 1, 2012;

(3)                   Shareholder voting rights proxy agreement among Beijing Maiteng, Beijing Jiajujiu, Mr. Zuyu Ding and Mr. Weijie Ma dated April 1, 2012;

(4)                   Equity pledge agreement among Beijing Maiteng, Beijing Jiajujiu, Mr. Zuyu Ding and Mr. Weijie Ma dated April 1, 2012; and

(5)                   Exclusive technical support agreement between Beijing Maiteng and Beijing Jiajujiu dated April 1, 2012.